Exhibit 3.9

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Certificate of Correction
(PURSUANT TO NRS CHAPTERS 78,
78A, 80, 81, 82, 84, 86, 87, 87A, 88,
88A, 89 AND 92A)

USE BLACK INK ONLY — DO NOT HIGHLIGHT	Certificate of Correction	ABOVE SPACE IS FOR OFFICE USE ONLY
(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)
1. The name of the entity for which correction is being made:
Western Alliance Bancorporation
2. Description of the original document for which correction is being made:
Certificate of Designation of Non-Cumulative Perpetual Preferred Stock, Series B (the “Certificate of Designation”)
3. Filing date of the original document for which correction is being made: September 23, 2011
4. Description of the inaccuracy or defect:
In Section 3(a)(i)(1) of the Certificate of Designation, the Applicable Dividend Rate for the Initial Dividend Period (as such terms are defined in the Certificate of Designation) is incorrect.
5. Correction of the inaccuracy or defect:
Section 3(a)(i)(1) shall read as follows:
“With respect to the Initial Dividend Period, the Applicable Dividend Rate shall be 5.0000000%.”
6. Signature:

X /s/ Dale Gibbons	Chief Financial Officer	November 8, 2011
Authorized Signature	Title*	Date

*	If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.
IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Novada Secretary of State Correction Revised: 3-26-09